Exhibit 99.1
Symyx Reports 2007 Fourth Quarter and Full Year
Financial Results

Santa Clara, CA – February 13, 2008 – Symyx Technologies, Inc. (Nasdaq: SMMX) today announced financial results for the fourth quarter and full year ended December 31, 2007. Symyx reported:
•	Fourth quarter 2007 revenue of $48.5 million
•	Fourth quarter 2007 net loss per share of $(0.10)
•	2007 total revenue of $125.1 million
•	2007 diluted EPS of $0.56

2007 Commentary
Isy Goldwasser, Symyx chief executive officer, stated, “Outsourcing, globalization, regulation and changing product economics are challenging R&D organizations in our target markets to deliver results more efficiently and quickly than ever before.  In 2007, Symyx significantly strengthened its product portfolios, sales and support organizations and management team to help our customers in these markets successfully address these challenges.

“With the important changes of 2007 in place, including our fourth quarter acquisition of MDL Information Systems, our focus for 2008 is on execution, driving better results and continued improvements in operating discipline in Symyx Software, Symyx Tools and Symyx Research,” concluded Mr. Goldwasser.

“During the fourth quarter, we turned in a solid quarter for our historical Symyx business lines, realized more MDL revenue than forecasted, and generated stronger software consulting revenue than expected,” added Rex S. Jackson, Symyx chief financial officer. “Earnings benefited from higher revenues, lower than expected restructuring expenses, lower than expected amortization of acquisition-related intangibles, favorable product mix, and  continuing expense management.  We were also pleased with our cash management during the quarter, exiting with $45.5 million in cash, cash equivalents and available-for-sale securities.”

Fourth Quarter 2007 Financial Results
For the fourth quarter of 2007, Symyx reported revenue of $48.5 million. Fourth quarter revenue by type was $18.4 million in service revenue primarily from research collaborations and software consulting services, $18.2 million in product revenue from Symyx Tools sales, $11.9 million in license fees, content revenue and royalties. By business, revenue for the fourth quarter and the comparable period in 2006 consisted of (in thousands):

	Three Months Ended December 31,
	2007	2006
Symyx Software	$15,881	$6,785
Symyx Tools	19,255	17,303
Symyx Research	11,987	14,096
Materials and IP Licensing	1,373	1,693
Total	$48,495	$39,877

2007 Full Year Financial Results
Revenue for the year ended December 31, 2007 was $125.1 million. 2007 revenue by type was $59.0 million in service revenue primarily from research collaborations and software consulting services, $34.9 million in product revenue from Symyx Tools sales, $31.1 million in license fees, content revenue and royalties.  By business, revenue for 2007 and 2006 consisted of (in thousands):

	Twelve Months Ended December 31,
	2007	2006
Symyx Software	$31,913	$25,553
Symyx Tools	39,454	37,789
Symyx Research	47,867	52,217
Materials and IP Licensing	5,838	9,340
Total	$125,072	$124,900

Symyx’ balance of cash, cash equivalents and available-for-sale securities at year end was $45.5 million, reflecting cash flow from operations and uses including the acquisition of and funding of working capital for MDL and related acquisition and restructuring expenses.

For both the fourth quarter and full year 2007, our results do not include the approximately $0.22 per share that would be attributable to the approximately $12.2 million of MDL’s 2007 deferred revenue that the Company cannot recognize under generally accepted accounting principles (GAAP). Further, fourth quarter results include non-cash amortization of intangibles from acquisitions of $0.05 per share and stock-based compensation expense of $0.01 per share.  Full year results include (i) a $0.74 per share after-tax gain from Symyx’ sale of its equity interest in Ilypsa, (ii) non-cash amortization of intangibles from acquisitions of $0.11 per share and (iii) stock-based compensation expense of $0.11 per share.

Symyx Full Year and First Quarter 2008 Outlook
Symyx reiterated its full year 2008 revenue range of $165-175 million.

Symyx’ revenue outlook is supported by ongoing commitments to R&D investments by leading technology customers such as Borealis, The Dow Chemical Company, Eli Lilly & Company and ExxonMobil.  Recently, Symyx executed extensions of existing agreements with both Dow and ExxonMobil. Symyx currently forecasts revenue from each of Dow and ExxonMobil of approximately $25-$27 million in 2008, for a total of $50-$54 million and in line with previous guidance. For 2009, Symyx is currently forecasting $21-$25 million from Dow and approximately $16-$19 million from ExxonMobil.

The Company expects full year 2008 net loss per share to be in the range of $(0.34)-$(0.28).  This estimate does not include the approximately $0.13 per share that would be attributable to the $7 million of MDL’s 2008 deferred revenue that the Company cannot recognize under GAAP, but includes amortization expenses of approximately $13 million, or approximately $0.23 per share, for certain intangibles related to the Company’s acquisitions, and approximately $5.3 million, or $0.10 per share, in non-cash stock-based compensation expenses.

For the first quarter of 2008, Symyx forecasts revenue of $34-$38 million, and a GAAP loss per share of ($0.24)-($0.18). Symyx’ first quarter range does not include the approximately $0.07 per share that would be attributable to the approximately $4 million of deferred MDL revenue that the Company cannot recognize under GAAP in the first quarter, and includes approximately $3.2 million, or $0.06 per share of amortization of acquisition-related intangibles, and approximately $1.5 million, or $0.03 per share, in non-cash stock-based compensation expenses.

Conference Call and Webcast
A live audio webcast of the event and slide show presentation will accompany management’s discussion and will be available through the investors section of Symyx’ website at www.symyx.com.  For audio only, the dial-in numbers are 877-397-0297 (U.S. and Canada) and 719-325-4916 (international).  Interested parties may access a replay which will be available for approximately two weeks on Symyx’ website or by dialing 888-203-1112 (U.S. and Canada) and 719-457-0820 (international), reservation 6347270.  The webcast and audio are open to all interested parties.

About Symyx
Symyx Technologies, Inc. is the scientific R&D integration partner to companies in the life sciences, chemicals, energy, electronics and consumer products industries. With scientific R&D under tremendous economic and technical pressure, we help companies reduce R&D risk and enhance R&D productivity to help them bring more and better products to market quickly and cost-effectively. Our integrated technology platform combines Symyx Software (electronic laboratory notebooks, content, laboratory logistics and analysis), Symyx Tools (software-driven integrated workflows) and Research (collaborative research and directed services) to support the entire R&D process. In October 2007, Symyx acquired MDL Information Systems, Inc., a leading provider of innovative informatics software, databases and services that accelerate successful scientific R&D by improving the speed and quality of scientists’ decision making. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

Forward-Looking Statements
The statements contained in this release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 as amended.  These include, without limitation, statements regarding Symyx’ financial forecasts for 2008 and certain customer revenue forecasts for 2009.  Words such as "expect," “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon the Company's current expectations.  Forward-looking statements involve risks and uncertainties.  The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (1) failure to execute under existing contracts in order to recognize committed revenue as planned; (2) inaccurate assessment of demand for Symyx’ offerings or failure to close new contracts with customers as forecasted; (3) failure to transition customers to recently released Isentris platform products as quickly as estimated or to execute on our software development roadmaps as planned, (4) risks inherent in organization and leadership changes; (5) risks inherent in significant restructurings and subsequent integration efforts; (6) Symyx has substantially reduced, and will further reduce its existing cash balances as a result of the MDL acquisition, (7) Symyx may not discover new materials at the pace and of the quality it expects; (8) Symyx’ dependence on its licensees to commercialize royalty-bearing products successfully and the difficulty of accurately forecasting our royalty receipts; (9) uncertainties associated with patent protection, licensing activities and litigation; (10) the impact of acquisitions, mergers or other changes in Symyx’ business strategy; (11) general economic conditions, in particular downturns in the chemical, energy, life science or consumer products industries; and (12) risks associated with export sales and operations.  These and other risk factors are discussed under "Risk Factors" in Symyx’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 on file with the SEC. Symyx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements except as the law may require.

###

For more information:
Rex S. Jackson
Executive Vice President and CFO
Symyx Technologies, Inc.
(408) 773-4000
ir@symyx.com
or
Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com

Symyx is a registered trademark of Symyx Technologies, Inc. All rights reserved. All other trademarks mentioned in this document are the property of their respective owners.

SYMYX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue:
Service revenue	$18,397	$15,842	$59,026	$57,933
Product sales	18,207	16,183	34,906	33,526
License fees, content revenue and royalties	11,891	7,852	31,140	33,441
Total revenue	48,495	39,877	125,072	124,900

Cost of service revenue	3,661	1,745	8,995	6,519
Cost of products sold	6,739	5,120	14,367	11,811
Cost of license fees, content revenue and royalties	1,687	-	1,687	-
Amortization of intangible assets	1,773	700	3,873	2,571
Total costs	13,860	7,565	28,922	20,901

Gross profit	34,635	32,312	96,150	103,999

Operating expenses:
Research and development	21,977	16,316	66,082	59,268
Sales, general and administrative	13,180	9,868	41,822	34,497
Restructuring charge	217	-	217	-
Amortization of intangible assets arising from business combinations	1,472	345	2,253	1,699
Acquired in-process research and development	2,500	-	2,500	1,392
Total operating expenses	39,346	26,529	112,874	96,856

Income (loss) from operations	(4,711)	5,783	(16,724)	7,143
Gain from sale of equity interest in Ilypsa, Inc.	-	-	40,826	-
Interest and other income, net	388	2,074	5,694	7,709

Income (loss) before income tax provision and equity in loss	(4,323)	7,857	29,796	14,852

Income tax (expense) benefit	980	(2,861)	(10,698)	(6,382)
Equity in loss from investment in Visyx Technologies Inc.	14	(186)	(314)	(186)

Net income (loss)	$(3,329)	$4,810	$18,784	$8,284

Basic net income (loss) per share (1)	$(0.10)	$0.15	$0.57	$0.25

Shares used in computing basic net income (loss) per share	33,457	32,897	33,199	33,199

Diluted net income (loss) per share (1)	$(0.10)	$0.14	$0.56	$0.24

Shares used in computing diluted net income (loss) per share	33,457	33,774	33,557	34,214

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)	(Note 2)

Cash, cash equivalents and available-for-sale securities	$45,472	$149,995

Working capital	36,075	146,180

Property, plant and equipment, net	32,969	31,222

Long-term investment	13,500	13,714

Goodwill and other intangible assets, net	180,515	31,657

Total assets	313,183	260,006

Current liabilities	48,654	30,839

Noncurrent deferred tax liabilities	12,291	791

Stockholders' equity	252,238	228,376

Note 1: Earnings per share, or EPS, for each quarter is computed using the weighted-average number of shares during that quarter, while EPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the EPS for each of the quarters may not be equal to the EPS for the annual period.

Note 2: The selected consolidated balance sheet information at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.